UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 14, 2024

Plumas Bancorp

(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5525 Kietzke Lane, Suite 100, Reno, Nevada	89511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (775) 786-0907

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on which Registered:
Common Stock, no par value	PLBC	The NASDAQ Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on January 19, 2024, Plumas Bank (the “Bank”), a wholly-owned subsidiary of Plumas Bancorp (the “Company”), entered into two agreements for the purchase and sale of real property (each, a “Sale Agreement”) with Mountainseed Real Estate Services, LLC, a Georgia limited liability company (“Mountainseed”).

One Sale Agreement provided for the sale to Mountainseed of up to nine properties owned and operated by the Bank as branches (the “Branches”) for an aggregate cash purchase price of approximately $25.7 million. As previously reported, the parties completed the sale of the Branches on February 14, 2024.

The second Sale Agreement provides for the sale to Mountainseed of up to three properties operated as non-branch administrative offices (the “Non-Branch Offices”) for an aggregate cash purchase price of $7.9 million, assuming all of the Non-Branch Offices are sold. The sale of the Non-Branch Offices is subject to Mountainseed performing satisfactory due diligence on the Non-Branch Offices and other customary closing conditions. Mountainseed has the right to terminate Sale Agreement for the Non-Branch Office prior to closing, entirely or with respect to any of three properties.

On March 14, 2024, the Bank and Mountainseed amended the Sale Agreement for the Non-Branch Offices. The amendment provides that (1) the closing date of the sale is extended to September 16, 2024, (2) if the closing does not occur on such date for any reason other than a default by the Bank, Mountainseed will provide the Bank copies of certain specified due diligence reports, (3) the Bank may terminate the Sale Agreement for the Non-Branch Offices at any time prior to closing by providing a certification of the Bank’s accounting firm confirming that the sale of the Non-Branch Offices will no longer qualify for gain recognition and (4) if the Bank exercises such termination right, Mountainseed will be responsible for the costs of certain survey and due diligence reviews for which the Bank would otherwise be responsible.

The Company now expects the transaction to close in the third quarter of 2024, at which time it would leaseback each of the Non-Branch Offices sold.

The foregoing description of the Sale Agreements for the Branches, the Sale Agreement for the Non-Branch Offices and the amendment to the Sale Agreement for the Non-Branch Offices is a summary and is qualified in its entirety by the agreements, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this report and incorporated by reference.

Caution About Forward-Looking Statements

Certain statements in this Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include the expected timing of the closing sale transaction, the number and the value of properties that will be sold in the transaction, the risk the sale leaseback transaction will not be consummated and expectations regarding the pricing or financial impacts of the transaction. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, due diligence results, property valuations and changes in management’s assumptions. Further information regarding Company’s risk factors is contained in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by the Company in the report or the exhibits attached to this report speaks only as of the date on which it is made.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1
Agreement for Purchase and Sale of Real Property dated as of January 19, 2024 by and between Plumas Bank and Mountainseed Real Estate Services, LLC (Branches) (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on January 19, 2024)*

10.2
Agreement for Purchase and Sale of Real Property dated as of January 19, 2024 by and between Plumas Bank and Mountainseed Real Estate Services, LLC (Non-Branch Offices) (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on January 19, 2024)*

10.3	First Amendment to Agreement for Purchase and Sale of Property dated as of March 14, 2024 by and between Plumas Bank and Mountainseed Real Estate Services, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plumas Bancorp (Registrant)

March 15, 2024	By:	/s/ Richard L. Belstock
Name: Richard L. Belstock
Title: Chief Financial Officer